Exhibit 99

FOR IMMEDIATE RELEASE

December 20, 2017

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Bridget Christenson: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2018 SECOND-QUARTER RESULTS

•	Net sales increased 2 percent to $4.2 billion; organic net sales¹ increased 1 percent

•	Operating profit declined 5 percent; total segment operating profit was down 8 percent in constant currency

•	Diluted earnings per share (EPS) declined 8 percent to $0.74; adjusted diluted EPS totaled $0.82, down 5 percent in constant currency

•	First-half operating cash flow increased 45 percent to $1.6 billion; free cash flow increased 72 percent to $1.3 billion

•	Company revises fiscal 2018 full-year organic net sales outlook based on better than expected year-to-date results. Organic net sales are now expected to range between flat and down 1 percent, compared to the previous range of a decline of 1 to 2 percent

¹	Please see Note 8 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – December 20, 2017 – General Mills (NYSE: GIS) today reported results for the second quarter ended November 26, 2017.

“I’m pleased with the breadth of the topline improvement we delivered this quarter across our geographies, product platforms, and channels,” said General Mills Chief Executive Officer Jeff Harmening. “We’re executing better, with stronger innovation, more effective brand building, and better merchandising leading to market share gains in the majority of our key global platforms. I’m also pleased that we delivered topline growth in absolute terms.”

Harmening continued, “At the same time, we still have important work to do to achieve our full-year goals. Our profit was down in the first half, but I’m confident we will deliver profit growth in the second half. With two quarters behind us and good visibility to the impact of our strong second-half plans, we’re raising our 2018 organic sales guidance and maintaining our outlook for profit and EPS. I’m encouraged by the step that fiscal 2018 represents in our effort to return our business to consistent top- and bottom-line growth for the long term.”

General Mills’ approach to long-term shareholder value creation focuses on generating a balance of topline growth and margin expansion, combined with disciplined focus on cash conversion and cash returns. The company is pursuing its Consumer First strategy by increasing investment in innovation and brand building to drive improved net sales performance. For fiscal 2018, the company has identified four global growth priorities: 1) growing cereal globally, including Cereal Partners Worldwide (CPW); 2) improving U.S. yogurt through innovation; 3) investing in differential growth opportunities including Häagen-Dazs ice cream, snack bars, Old El Paso Mexican food, and its portfolio of natural and organic food brands; and 4) managing Foundation brands with appropriate investment. By directing resources toward these global priorities, General Mills expects to drive a significant improvement in its organic net sales trends in fiscal 2018, which represents an important step in returning the business to consistent organic net sales growth.

Second Quarter Results Summary

•	Reported net sales increased 2 percent to $4.20 billion. Organic net sales increased 1 percent, with growth across all four operating segments.

•	Gross margin decreased 260 basis points to 34.4 percent of net sales. Adjusted gross margin, which excludes certain items affecting comparability, decreased 240 basis points to 34.4 percent, driven by higher input costs including currency-driven inflation on imported products, as well as unfavorable trade expense phasing.

•	Operating profit totaled $730 million, down 5 percent from last year due to lower gross margins partially offset by higher net sales. Operating profit margin of 17.4 percent declined 130 basis points. Adjusted operating profit margin decreased 220 basis points to 17.4 percent, primarily reflecting lower adjusted gross margin and a 7 percent increase in advertising and media expense, partially offset by benefits from cost savings initiatives.

•	Total segment operating profit of $773 million was down 8 percent in constant currency.

•	The effective tax rate in the quarter was 35.9 percent compared to 32.8 percent last year, driven by a $42 million prior-year adjustment (please see Note 7 below for more information on our effective tax rate). Excluding items affecting comparability, the adjusted effective tax rate was 29.3 percent compared to 32.4 percent a year ago.

•	Net earnings attributable to General Mills totaled $430 million, down 11 percent from a year ago. Diluted EPS of $0.74 declined 8 percent, with lower net earnings offset by 3 percent fewer average diluted shares outstanding.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled $0.82 in the second quarter, down 4 percent from the prior year. Constant-currency adjusted diluted EPS declined 5 percent, reflecting lower adjusted operating profit, partially offset by lower taxes and average diluted shares outstanding in the quarter.

Six Month Results Summary

•	Reported net sales declined 1 percent to $7.97 billion. Organic net sales were also down 1 percent, primarily reflecting volume declines in the North America Retail and Asia & Latin America segments.

•	Gross margin decreased 210 basis points to 34.5 percent of net sales. Adjusted gross margin was down 240 basis points to 34.7 percent.

•	Operating profit totaled $1.36 billion, down 4 percent from the prior year. Operating profit margin of 17.0 percent was down 60 basis points. Adjusted operating profit margin decreased 220 basis points to 17.2 percent.

•	Total segment operating profit of $1.44 billion was down 12 percent in constant currency.

•	Net earnings attributable to General Mills totaled $835 million. Diluted EPS of $1.43 declined 3 percent from the prior year.

•	Adjusted diluted EPS of $1.53 was down 6 percent as reported and down 7 percent on a constant-currency basis.

Operating Segment Results

Components of Fiscal 2018 Reported Net Sales Growth
Second Quarter	Volume		Price/Mix		Foreign Exchange		Reported Net Sales
North America Retail	1	pt	(1	) pt	1	pt	1%
Convenience Stores & Foodservice	3	pts	2	pts	—		5%
Europe & Australia	1	pt	—		6	pts	7%
Asia & Latin America	(7	) pts	7	pts	2	pts	2%

Total	—		1	pt	1	pt	2%

Six Months
North America Retail	(1	) pt	(1	) pt	—		(2)%
Convenience Stores & Foodservice	2	pts	1	pt	—		3%
Europe & Australia	—		2	pts	3	pts	5%
Asia & Latin America	(12	) pts	8	pts	1	pt	(3)%

Total	(1	) pt	—		—		(1)%

Components of Fiscal 2018 Organic Net Sales Growth
Second Quarter	Organic Volume		Organic Price/Mix		Organic Net Sales	Foreign Exchange		Acquisitions & Divestitures	Reported Net Sales
North America Retail	1	pt	(1	) pt	Flat	1	pt	—	1%
Convenience Stores & Foodservice	3	pts	2	pts	5%	—		—	5%
Europe & Australia	1	pt	—		1%	6	pts	—	7%
Asia & Latin America	(7	) pts	7	pts	Flat	2	pts	—	2%

Total	—		1	pt	1%	1	pt	—	2%

Six Months
North America Retail	(1	) pt	(1	) pt	(2)%	—		—	(2)%
Convenience Stores & Foodservice	2	pts	1	pt	3%	—		—	3%
Europe & Australia	—		2	pts	2%	3	pts	—	5%
Asia & Latin America	(12	) pts	8	pts	(4)%	1	pt	—	(3)%

Total	(1	) pt	Flat		(1)%	—		—	(1)%

Fiscal 2018 Segment Operating Profit Growth
Second Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(4)%	(5)%
Convenience Stores & Foodservice	(2)%	(2)%
Europe & Australia	(35)%	(40)%
Asia & Latin America	(42)%	(46)%

Total	(7)%	(8)%

Six Months
North America Retail	(10)%	(10)%
Convenience Stores & Foodservice	(5)%	(5)%
Europe & Australia	(32)%	(35)%
Asia & Latin America	(37)%	(40)%

Total	(11)%	(12)%

North America Retail Segment

Second-quarter net sales for General Mills’ North America Retail segment totaled $2.77 billion, up 1 percent from the prior year, primarily driven by a 7 percent increase for the U.S. Cereal operating unit and a 5 percent increase for U.S. Snacks. The Canada unit delivered 1 percent net sales growth in constant currency. Net sales for the U.S. Meals & Baking operating unit declined 2 percent, and U.S. Yogurt net sales were down 11 percent. Organic net sales were flat to last year. The increase in U.S. Cereal net sales was due in part to growth in non-measured channels and strong sell-in for new Chocolate Peanut Butter Cheerios. Taste-oriented cereals including Lucky Charms, Cinnamon Toast Crunch, Reese’s Puffs, and Cocoa Puffs led performance in Nielsen-measured outlets. U.S. Snacks net sales growth was driven by Lärabar and Nature Valley snack bars and fruit snacks offsetting declines on Fiber One snack bars. U.S. Yogurt net sales trends in the second quarter improved 11 percentage points over the first quarter, as continued declines for Yoplait Greek and Yoplait Light products were partially offset by increasing benefits from the new Oui by Yoplait and Yoplait Mix-Ins product launches. Segment operating profit of $623 million was down 4 percent due primarily to unfavorable trade expense phasing, higher input costs, and an increase in advertising and media expense, partially offset by favorable product mix and reductions in other selling, general, and administrative (SG&A) expenses, including benefits from cost savings initiatives.

Through six months, North America Retail segment net sales were down 2 percent to $5.21 billion. Organic net sales also declined 2 percent. Net sales declines in the U.S. Yogurt and U.S. Meals & Baking operating units were partially offset by an increase in the U.S. Snacks unit. Net sales for the Canada operating unit were down modestly on a constant-currency basis. Year-to-date U.S. Cereal net sales were essentially in line with year-ago levels, as were Nielsen-measured retail sales. Segment operating profit totaled $1.16 billion, down 10 percent from a year ago due to lower volume, unfavorable trade expense phasing, higher input costs, and an increase in advertising and media expense, partially offset by reductions in other SG&A expenses, including benefits from cost savings initiatives.

Convenience Stores & Foodservice Segment

Second-quarter net sales for the Convenience Stores & Foodservice segment increased 5 percent to $512 million, driven by growth for the Focus 6 platforms, including frozen meals, cereal, and snacks, as well as benefits from market index pricing on bakery flour. Organic net sales also increased 5 percent. Segment operating profit of $106 million was 2 percent below last year, driven by higher input costs.

Through six months, Convenience Stores & Foodservice net sales increased 3 percent to $959 million, driven by growth for the Focus 6 platforms and benefits from market index pricing on bakery flour. Organic net sales also increased 3 percent. Segment operating profit totaled $191 million, 5 percent below last year due to higher input costs and a comparison to 11 percent profit growth in the year-ago period.

Europe & Australia Segment

Second-quarter net sales for the Europe & Australia segment increased 7 percent to $467 million, driven by favorable foreign currency exchange and contributions from volume. Organic net sales increased 1 percent. Innovation, brand-building, and geographic expansion continued to drive sales and share growth for Häagen-Dazs ice cream and Nature Valley and Fiber One snacks. Segment operating profit totaled $27 million compared to $41 million a year ago, primarily driven by input cost inflation, including currency-driven inflation on products imported into the U.K.

Through six months, Europe & Australia net sales increased 5 percent to $959 million, reflecting favorable foreign currency exchange and benefits from net price realization and mix. Organic net sales increased 2 percent. Sales growth for the ice cream and snack bars platforms offset a decline in yogurt. Segment operating profit totaled $58 million compared to $85 million a year ago, primarily driven by input cost inflation, including currency-driven inflation on products imported into the U.K.

Asia & Latin America Segment

Second-quarter net sales for the Asia & Latin America segment increased 2 percent to $448 million, driven by favorable foreign currency exchange and benefits from net price realization and mix more than offsetting unfavorable contributions from volume. Organic net sales essentially matched year-ago levels. Net sales growth across Asia markets was partially offset by lower net sales across Latin America markets. Segment operating profit decreased to $17 million from $29 million a year ago, reflecting input cost inflation, including currency-driven inflation on imported products, and an increase in advertising and media expense.

Through six months, Asia & Latin America net sales declined 3 percent to $840 million, reflecting unfavorable contributions from volume partially offset by benefits from net price realization and mix and favorable foreign currency exchange. Organic net sales declined 4 percent. A net sales increase in Asia markets, including growth on Wanchai Ferry dumplings in China and Pillsbury snack bars in India, was more than offset by declines in Brazil, reflecting a timing shift in reporting calendar in fiscal 2017 and challenges related to an enterprise reporting system implementation. Segment operating profit totaled $32 million compared to $51 million a year ago, driven by lower sales as well as currency-driven inflation on imported products.

Joint Venture Summary

Second-quarter net sales for CPW declined 2 percent in constant currency, and constant-currency net sales for Häagen-Dazs Japan (HDJ) were down 3 percent. Combined after-tax earnings from joint ventures were $24 million compared to $30 million a year ago. On a constant-currency basis, after-tax earnings from joint ventures were down 19 percent, reflecting a difficult comparison to 27 percent growth in last year’s second quarter. Through six months, after-tax earnings from joint ventures totaled $48 million, down 12 percent as reported and down 11 percent in constant currency.

Other Income Statement Items

Unallocated corporate items totaled $42 million net expense in the second quarter of fiscal 2018, compared to $19 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $41 million net expense this year compared to $24 million net expense last year.

Restructuring, impairment, and other exit costs totaled $2 million in the quarter compared to $29 million a year ago. An additional $5 million of restructuring and project-related charges were recorded in cost of sales this year compared to $24 million a year ago (please see Note 4 below for more information on these charges).

Net interest expense totaled $75 million in the second quarter compared to $76 million a year ago. The effective tax rate in the quarter was 35.9 percent compared to 32.8 percent last year, driven by a $42 million prior-year adjustment (please see Note 7 below). Excluding items affecting comparability, the adjusted effective tax rate was 29.3 percent compared to 32.4 percent a year ago.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $1.57 billion through six months of fiscal 2018, up 45 percent from the prior year due to further improvements in accounts payable as well as changes in trade and incentive accruals. Capital investments through the first six months totaled $260 million. Dividends paid year-to-date totaled $565 million. During the first six months of 2018, General Mills repurchased 10.9 million shares of common stock for a total of $600 million. Average diluted shares outstanding through six months declined 4 percent to 584 million.

Outlook

General Mills updated its key full-year fiscal 2018 targets:

•	Organic net sales are expected to range between flat and down 1 percent, above the previous range of a decline of 1 to 2 percent. This updated target represents a 300 to 400 basis point improvement over fiscal 2017 results. In addition, the company now estimates currency translation will increase reported net sales by approximately 1 percentage point in fiscal 2018.

•	Constant-currency total segment operating profit is expected to be in a range between flat and up 1 percent, which is unchanged from previous guidance. After an 11 percent decline in first-half constant-currency total segment operating profit, the company expects to generate double-digit growth in the second half of fiscal 2018, driven by favorable net price realization and mix and increased cost savings, including savings from its new global sourcing initiative.

•	Adjusted operating profit margin is expected to be below year-ago levels, compared to the previous expectation of year-over-year improvement.

•	Constant-currency adjusted diluted EPS is expected to increase 1 to 2 percent from the base of $3.08 earned in fiscal 2017, which is unchanged from previous guidance. This outlook excludes any impact from proposed U.S. tax reform legislation. The company continues to estimate currency translation will be a 1 cent benefit to fiscal 2018 adjusted diluted EPS.

General Mills will hold a briefing for investors today, December 20, 2017, beginning at 8:30 a.m. Eastern time. You can access the webcast from General Mills’ internet home page: generalmills.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax reform legislation, labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost savings initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 26, 2017	Nov. 27, 2016	% Change	Nov. 26, 2017	Nov. 27, 2016	% Change
Net sales	$4,198.7	$4,112.1	2.1%	$7,967.9	$8,020.0	(0.6)%
Cost of sales	2,755.7	2,592.6	6.3%	5,214.8	5,083.6	2.6%
Selling, general, and administrative expenses	711.6	708.1	0.5%	1,390.7	1,420.3	(2.1)%
Divestiture loss	—	13.5	NM	—	13.5	NM
Restructuring, impairment, and other exit costs	1.6	29.0	(94.5)%	6.8	87.9	(92.3)%

Operating profit	729.8	768.9	(5.1)%	1,355.6	1,414.7	(4.2)%
Interest, net	74.9	75.5	(0.8)%	147.3	149.4	(1.4)%

Earnings before income taxes and after-tax earnings from joint ventures	654.9	693.4	(5.6)%	1,208.3	1,265.3	(4.5)%
Income taxes	234.9	227.4	3.3%	403.4	404.0	(0.1)%
After-tax earnings from joint ventures	23.8	29.8	(20.1)%	47.5	54.0	(12.0)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	443.8	495.8	(10.5)%	852.4	915.3	(6.9)%
Net earnings attributable to redeemable and noncontrolling interests	13.3	14.0	(5.0)%	17.2	24.5	(29.8)%

Net earnings attributable to General Mills	$430.5	$481.8	(10.6)%	$835.2	$890.8	(6.2)%

Earnings per share - basic	$0.75	$0.82	(8.5)%	$1.46	$1.50	(2.7)%

Earnings per share - diluted	$0.74	$0.80	(7.5)%	$1.43	$1.47	(2.7)%

Dividends per share	$0.49	$0.48	2.1%	$0.98	$0.96	2.1%

	Quarter Ended			Six-Month Period Ended
Comparisons as a % of net sales:	Nov. 26, 2017	Nov. 27, 2016	Basis Pt Change	Nov. 26, 2017	Nov. 27, 2016	Basis Pt Change
Gross margin	34.4%	37.0%	(260)	34.5%	36.6%	(210)
Selling, general, and administrative expenses	16.9%	17.2%	(30)	17.4%	17.7%	(30)
Operating profit	17.4%	18.7%	(130)	17.0%	17.6%	(60)
Net earnings attributable to General Mills	10.3%	11.7%	(140)	10.5%	11.1%	(60)

	Quarter Ended			Six-Month Period Ended
Comparisons as a % of net sales excluding certain items affecting comparability (a):	Nov. 26, 2017	Nov. 27, 2016	Basis Pt Change	Nov. 26, 2017	Nov. 27, 2016	Basis Pt Change
Adjusted gross margin	34.4%	36.8%	(240)	34.7%	37.1%	(240)
Adjusted operating profit	17.4%	19.6%	(220)	17.2%	19.4%	(220)
Adjusted net earnings attributable to General Mills	11.3%	12.4%	(110)	11.1%	12.3%	(120)

(a)	See Note 8 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 26, 2017	Nov. 27, 2016	% Change	Nov. 26, 2017	Nov. 27, 2016	% Change
Net sales:
North America Retail	$2,771.8	$2,748.8	0.8%	$5,210.0	$5,305.8	(1.8)%
Convenience Stores & Foodservice	512.2	487.5	5.1%	959.3	933.8	2.7%
Europe & Australia	466.7	435.1	7.3%	958.6	913.5	4.9%
Asia & Latin America	448.0	440.7	1.7%	840.0	866.9	(3.1)%

Total	$4,198.7	$4,112.1	2.1%	$7,967.9	$8,020.0	(0.6)%

Operating profit:
North America Retail	$622.9	$651.0	(4.3)%	$1,156.1	$1,279.2	(9.6)%
Convenience Stores & Foodservice	106.5	109.1	(2.4)%	191.3	201.8	(5.2)%
Europe & Australia	26.9	41.3	(34.9)%	57.5	85.2	(32.5)%
Asia & Latin America	16.7	29.0	(42.4)%	32.2	51.3	(37.2)%

Total segment operating profit	773.0	830.4	(6.9)%	1,437.1	1,617.5	(11.2)%

Unallocated corporate items	41.6	19.0	118.9%	74.7	101.4	(26.3)%
Divestiture loss	—	13.5	(100.0)%	—	13.5	(100.0)%
Restructuring, impairment, and other exit costs	1.6	29.0	(94.5)%	6.8	87.9	(92.3)%

Operating profit	$729.8	$768.9	(5.1)%	$1,355.6	$1,414.7	(4.2)%

	Quarter Ended			Six-Month Period Ended
	Nov. 26, 2017	Nov. 27, 2016	Basis Pt Change	Nov. 26, 2017	Nov. 27, 2016	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	22.5%	23.7%	(120)	22.2%	24.1%	(190)
Convenience Stores & Foodservice	20.8%	22.4%	(160)	19.9%	21.6%	(170)
Europe & Australia	5.8%	9.5%	(370)	6.0%	9.3%	(330)
Asia & Latin America	3.7%	6.6%	(290)	3.8%	5.9%	(210)

Total segment operating profit	18.4%	20.2%	(180)	18.0%	20.2%	(220)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Nov. 26, 2017	Nov. 27, 2016	May 28, 2017
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$962.1	$809.7	$766.1
Receivables	1,510.5	1,382.7	1,430.1
Inventories	1,516.5	1,525.5	1,483.6
Prepaid expenses and other current assets	345.0	393.6	381.6

Total current assets	4,334.1	4,111.5	4,061.4
Land, buildings, and equipment	3,631.4	3,571.3	3,687.7
Goodwill	8,828.3	8,679.1	8,747.2
Other intangible assets	4,581.8	4,487.4	4,530.4
Other assets	815.9	752.8	785.9

Total assets	$22,191.5	$21,602.1	$21,812.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,467.0	$1,938.3	$2,119.8
Current portion of long-term debt	200.5	1,507.6	604.7
Notes payable	1,298.0	1,421.7	1,234.1
Other current liabilities	1,384.0	1,376.8	1,372.2

Total current liabilities	5,349.5	6,244.4	5,330.8
Long-term debt	8,228.3	6,542.0	7,642.9
Deferred income taxes	1,790.9	1,506.4	1,719.4
Other liabilities	1,439.7	1,981.8	1,523.1

Total liabilities	16,808.4	16,274.6	16,216.2

Redeemable interest	793.4	801.7	910.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,243.3	1,179.4	1,120.9
Retained earnings	13,408.9	12,931.8	13,138.9
Common stock in treasury, at cost, shares of 186.0, 174.4 and 177.7	(8,252.6)	(7,529.2)	(7,762.9)
Accumulated other comprehensive loss	(2,244.4)	(2,476.9)	(2,244.5)

Total stockholders’ equity	4,230.7	4,180.6	4,327.9
Noncontrolling interests	359.0	345.2	357.6

Total equity	4,589.7	4,525.8	4,685.5

Total liabilities and equity	$22,191.5	$21,602.1	$21,812.6

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 26, 2017	Nov. 27, 2016
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$852.4	$915.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	290.8	301.1
After-tax earnings from joint ventures	(47.5)	(54.0)
Distributions of earnings from joint ventures	45.1	31.9
Stock-based compensation	48.2	56.2
Deferred income taxes	70.2	94.6
Pension and other postretirement benefit plan contributions	(12.6)	(22.6)
Pension and other postretirement benefit plan costs	2.4	17.9
Divestiture loss	—	13.5
Restructuring, impairment, and other exit costs	(7.4)	71.0
Changes in current assets and liabilities	362.3	(340.9)
Other, net	(37.1)	(5.3)

Net cash provided by operating activities	1,566.8	1,078.7

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(260.0)	(318.3)
Investments in affiliates, net	(7.4)	(7.7)
Proceeds from disposal of land, buildings, and equipment	0.6	0.4
Proceeds from divestiture	—	17.5
Exchangeable note	—	13.0
Other, net	(3.9)	15.1

Net cash used by investing activities	(270.7)	(280.0)

Cash Flows - Financing Activities
Change in notes payable	53.1	1,164.5
Issuance of long-term debt	500.0	—
Payment of long-term debt	(500.1)	(0.1)
Proceeds from common stock issued on exercised options	50.6	77.0
Purchases of common stock for treasury	(600.5)	(1,349.9)
Dividends paid	(565.2)	(575.5)
Distributions to noncontrolling and redeemable interest holders	(45.3)	(4.6)
Other, net	(23.6)	(31.4)

Net cash used by financing activities	(1,131.0)	(720.0)

Effect of exchange rate changes on cash and cash equivalents	30.9	(32.7)

Increase in cash and cash equivalents	196.0	46.0
Cash and cash equivalents - beginning of year	766.1	763.7

Cash and cash equivalents - end of period	$962.1	$809.7

Cash Flow from changes in current assets and liabilities:
Receivables	$(53.9)	$(45.3)
Inventories	(15.6)	(120.7)
Prepaid expenses and other current assets	42.3	(2.3)
Accounts payable	377.0	(19.9)
Other current liabilities	12.5	(152.7)

Changes in current assets and liabilities	$362.3	$(340.9)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In the second quarter of fiscal 2018, we recorded an adjustment related to a prior year which increased income tax expense and total liabilities by $42.2 million in our Consolidated Financial Statements. We determined the adjustment to be immaterial to our estimated Consolidated Statements of Earnings for the fiscal year ended May 27, 2018.

(2)	In the third quarter of fiscal 2017, we announced a new global organization structure to streamline our leadership, enhance global scale, and drive improved operational agility to maximize our growth capabilities. As a result of this global reorganization, beginning in the third quarter of fiscal 2017, we report results for our four operating segments as follows: North America Retail; Convenience Stores & Foodservice; Europe & Australia; and Asia & Latin America. We have restated our net sales by segment and segment operating profit amounts to reflect our new operating segments. These segment changes had no effect on previously reported consolidated net sales, operating profit, net earnings attributable to General Mills, or earnings per share.

Our North America Retail operating segment consists of our former U.S. Retail operating units and our Canada region. Within our North America Retail operating segment, our former U.S. Meals operating unit and U.S. Baking operating unit have been combined into one operating unit: U.S. Meals & Baking. Our Convenience Stores & Foodservice operating segment was unchanged. Our Europe & Australia operating segment consists of our former Europe region. Our Asia & Latin America operating segment consists of our former Asia/Pacific and Latin America regions.

(3)	During the second quarter of fiscal 2017, we sold our Martel, Ohio manufacturing facility in our Convenience Stores & Foodservice segment and simultaneously entered into a co-packing arrangement with the purchaser. We received $17.5 million in cash, and recorded a pre-tax loss of $13.5 million.

(4)	We are currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Charges related to these activities were as follows:

	Quarter Ended		Six-Month Period Ended
In Millions	Nov. 26, 2017	Nov. 27, 2016	Nov. 26, 2017	Nov. 27, 2016
Cost of sales	$0.6	$12.8	$12.9	$26.4
Restructuring, impairment, and other exit costs	1.6	29.0	6.8	87.9

Total restructuring charges	2.2	41.8	19.7	114.3

Project-related costs classified in cost of sales	$4.2	$11.1	$5.4	$24.9

Details of our current restructuring initiatives were as follows:

	Six-Month Period Ended				Fiscal 2017, 2016 and 2015		Estimated
In Millions	Nov. 26, 2017		Nov. 27, 2016		Total		Future		Total
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Savings (b)
Global reorganization	$1.4	$26.7	$—	$—	$72.1	$20.0	$2	$29	$76	$76
Closure of Melbourne, Australia plant	4.9	3.4	12.0	—	21.9	1.6	7	(2)	34	3
Restructuring of certain international product lines	—	—	43.3	10.4	45.1	10.3	(3)	(10)	42	—
Closure of Vineland, New Jersey plant	12.1	(3.1)	27.9	1.2	41.4	7.3	1	7	54	11
Project Compass	(0.2)	3.0	1.0	8.0	54.3	48.9	—	2	54	54
Project Century	1.5	(3.4)	30.1	20.6	408.4	95.5	4	51	414	143
Project Catalyst	—	—	—	0.5	140.9	94.1	—	—	141	94
Combination of certain operational facilities	—	0.5	—	2.6	13.3	16.3	2	(3)	15	14

Total restructuring charges (a)	19.7	27.1	114.3	43.3	797.4	294.0	13	74	830	395
Project-related costs	5.4	5.0	24.9	28.6	114.6	111.1	8	14	128	130

Restructuring charges and project-related costs	$25.1	$32.1	$139.2	$71.9	$912.0	$405.1	$21	$88	$958	$525	$700

(a)	Includes $12.9 million of restructuring charges recorded in cost of sales during fiscal 2018 and $26.4 million in fiscal 2017.
(b)	Cumulative annual savings versus fiscal 2015 base targeted by fiscal 2018. Includes savings from SG&A cost reduction projects.

(5)	Unallocated corporate expense totaled $42 million in the second quarter of fiscal 2018 compared to $19 million in the same period in fiscal 2017. In the second quarter of fiscal 2018, we recorded $1 million of restructuring charges and $4 million of restructuring initiative project-related costs in cost of sales compared to $13 million of restructuring charges and $11 million of restructuring initiative project-related costs in cost of sales in the same period last year. In addition, we recorded a $4 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the second quarter of fiscal 2018 compared to a $29 million net decrease in expense in the same period last year.

Unallocated corporate expense totaled $75 million in the six-month period ended November 26, 2017, compared to $101 million in the same period last year. In the six-month period ended November 26, 2017, we recorded $13 million of restructuring charges and $5 million of restructuring initiative project-related costs compared to $26 million of restructuring charges and $25 million of restructuring initiative project-related costs in the same period last year. In addition, we recorded a $6 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the six-month period ended November 26, 2017, compared to a $12 million net decrease in expense in the same period a year ago.

(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Six-Month Period Ended
In Millions, Except per Share Data	Nov. 26, 2017	Nov. 27, 2016	Nov. 26, 2017	Nov. 27, 2016
Net earnings attributable to General Mills	$430.5	$481.8	$835.2	$890.8

Average number of common shares - basic EPS	571.3	588.8	574.0	594.4
Incremental share effect from: (a)
Stock options	7.0	8.1	7.6	8.8
Restricted stock, restricted stock units, and other	2.0	2.8	2.0	2.8

Average number of common shares - diluted EPS	580.3	599.7	583.6	606.0

Earnings per share - basic	$0.75	$0.82	$1.46	$1.50
Earnings per share - diluted	$0.74	$0.80	$1.43	$1.47

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(7)	The effective tax rate for the second quarter of fiscal 2018 was 35.9 percent compared to 32.8 percent for the second quarter of fiscal 2017. The 3.1 percentage point increase was primarily due to a $42 million prior year adjustment (see Note 1), partially offset by favorable impacts from certain changes in French tax law and the prospective adoption of the new accounting standard related to windfall tax benefits from stock-based payments.

The effective tax rate for the six-month period ended November 26, 2017, was 33.4 percent compared to 31.9 percent for the six-month period ended November 27, 2016. The 1.5 percentage point increase was primarily due to a $42 million prior year adjustment recorded in the second quarter of fiscal 2018 (see Note 1), partially offset by the prospective adoption of the new accounting standard related to windfall tax benefits from stock-based payments.

The United States Congress is currently working on enacting a tax reform bill, which would result in significant changes to the U.S. tax system. We expect that if a bill is enacted, it could have a material impact on our Consolidated Financial Statements in future periods. We are continuing to monitor developments and assess the impact to General Mills.

(8)	We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2018 outlook for organic net sales growth, constant currency total segment operating profit and adjusted diluted EPS, and adjusted operating profit margin are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, mark-to-market effects, unusual tax items, acquisitions, and divestitures. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of restructuring actions, unusual tax items, acquisitions, and divestitures throughout fiscal 2018. The unavailable information could have a significant impact on our fiscal 2018 GAAP financial results.

For fiscal 2018, we currently expect: foreign currency exchange rates (based on blend of forward and forecasted rates and hedge positions), acquisitions, and divestitures to increase net sales by approximately 1 percent; foreign currency exchange rates to have an immaterial impact on total segment operating profit and adjusted diluted EPS growth; total restructuring charges and project-related costs related to actions previously announced to total $40 million; and unusual tax items previously announced to total approximately $42 million of expense.

Diluted EPS Excluding Certain Items Affecting Comparability and the Related Constant-currency Growth Rates

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-over-year basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-over-year assessment of operating results.

	Quarter Ended			Six-Month Period Ended
Per Share Data	Nov. 26, 2017	Nov. 27, 2016	Change	Nov. 26, 2017	Nov. 27, 2016	Change
Diluted earnings per share, as reported	$0.74	$0.80	(8)%	$1.43	$1.47	(3)%
Tax adjustment (a)(e)	0.07	—		0.07	—
Mark-to-market effects (b)(e)	—	(0.03)		—	(0.01)
Divestiture loss, net (c)(e)	—	0.01		—	0.01
Restructuring charges (d)(e)	—	0.05		0.02	0.13
Project-related costs (d)(e)	0.01	0.02		0.01	0.03

Diluted earnings per share, excluding certain items affecting comparability	$0.82	$0.85	(4)%	$1.53	$1.63	(6)%

Foreign currency exchange impact			1			1

Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			(5)%			(7)%

(a)	See Note 1.
(b)	See Note 5.
(c)	See Note 3.
(d)	See Note 4.
(e)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

Total Segment Operating Profit

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate segment performance. A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency Total Segment Operating Profit Growth Rates

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Total Segment Operating Profit on a Constant- Currency Basis
Quarter Ended Nov. 26, 2017	(7)%	1pt	(8)%
Six-Month Period Ended Nov. 26, 2017	(11)%	1pt	(12)%

Constant-currency Segment Operating Profit Growth Rates

	Quarter Ended Nov. 26, 2017
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(4)%	1	pt	(5)%
Europe & Australia	(35)%	5	pts	(40)%
Asia & Latin America	(42)%	4	pts	(46)%

	Six-Month Period Ended Nov. 26, 2017
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(10)%	Flat		(10)%
Europe & Australia	(32)%	3	pts	(35)%
Asia & Latin America	(37)%	3	pts	(40)%

Constant-currency After-tax Earnings from Joint Ventures Growth Rates

	Percentage Change in After- tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange		Percentage Change in After-tax Earnings from Joint Ventures on Constant-Currency Basis
Quarter Ended Nov. 26, 2017	(20)%	(1	) pt	(19)%
Six-Month Period Ended Nov. 26, 2017	(12)%	(1	) pt	(11)%

Net Sales Growth Rates for Canada Operating Unit on a Constant-Currency Basis

We believe that this measure of our Canada operating unit net sales provides useful information to investors because it provides transparency to the underlying performance for the Canada operating unit within our North America Retail segment by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates for our Canada operating unit on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Quarter Ended Nov. 26, 2017	7%	6	pts	1%
Six-Month Period Ended Nov. 26, 2017	3%	4	pts	(1)%

Earnings Comparisons as a Percent of Net Sales Excluding Certain Items Affecting Comparability

We believe that these measures provide useful information to investors because they are important for assessing these measures excluding certain items affecting comparability. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the quarter-over-quarter assessment of operating results.

	Quarter Ended
In Millions	Nov. 26, 2017		Nov. 27, 2016
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,443.0	34.4%	$1,519.5	37.0%
Mark-to-market effects (b)	(4.5)	(0.1)%	(29.1)	(0.7)%
Restructuring charges (c)	0.6	—%	12.8	0.3%
Project-related costs (c)	4.2	0.1%	11.1	0.2%

Adjusted gross margin	$1,443.3	34.4%	$1,514.3	36.8%

Operating profit as reported	$729.8	17.4%	$768.9	18.7%
Mark-to-market effects (b)	(4.5)	(0.1)%	(29.1)	(0.7)%
Restructuring charges (c)	2.2	—%	41.8	1.0%
Project-related costs (c)	4.2	0.1%	11.1	0.3%
Divestiture loss (d)	—	—%	13.5	0.3%

Adjusted operating profit	$731.7	17.4%	$806.2	19.6%

Net earnings attributable to General Mills as reported	$430.5	10.3%	$481.8	11.7%
Mark-to-market effects, net of tax (b)(e)	(2.9)	(0.1)%	(18.4)	(0.4)%
Restructuring charges, net of tax (c)(e)	2.2	—%	30.3	0.7%
Project-related costs, net of tax (c)(e)	2.7	0.1%	7.1	0.2%
Divestiture loss (d)(e)	—	—%	9.2	0.2%
Tax adjustment (f)	42.2	1.0%	—	—%

Adjusted net earnings attributable to General Mills	$474.7	11.3%	$510.0	12.4%

	Six-Month Period Ended
In Millions	Nov. 26, 2017		Nov. 27, 2016
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$2,753.1	34.5%	$2,936.4	36.6%
Mark-to-market effects (b)	(6.3)	(0.1)%	(12.5)	(0.2)%
Restructuring costs (c)	12.9	0.2%	26.4	0.3%
Project-related costs (c)	5.4	0.1%	24.9	0.4%

Adjusted gross margin	$2,765.1	34.7%	$2,975.2	37.1%

Operating profit as reported	$1,355.6	17.0%	$1,414.7	17.6%
Mark-to-market effects (b)	(6.3)	(0.1)%	(12.5)	(0.1)%
Restructuring costs (c)	19.7	0.2%	114.3	1.4%
Project-related costs (c)	5.4	0.1%	24.9	0.3%
Divestiture loss (d)	—	—%	13.5	0.2%

Adjusted operating profit	$1,374.4	17.2%	$1,554.9	19.4%

Net earnings attributable to General Mills as reported	$835.2	10.5%	$890.8	11.1%
Mark-to-market effects, net of tax (b)(e)	(4.0)	(0.1)%	(7.9)	(0.1)%
Restructuring charges, net of tax (c)(e)	13.8	0.2%	78.6	0.9%
Project-related costs, net of tax (c)(e)	3.6	—%	15.9	0.3%
Divestiture loss (d)(e)	—	—%	9.2	0.1%
Tax adjustment (f)	42.2	0.5%	—	—%

Adjusted net earnings attributable to General Mills	$890.8	11.1%	$986.6	12.3%

(a)	Net sales less cost of sales.
(b)	See Note 5.
(c)	See Note 4.
(d)	See Note 3.
(e)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.
(f)	See Note 7.

Effective Income Tax Rate Excluding Certain Items Affecting Comparability

We believe this measure provides useful information to investors because it is important for assessing the effective tax rate excluding certain items affecting comparability and presents the income tax effects of certain items affecting comparability.

	Quarter Ended				Six-Month Period Ended
	Nov. 26, 2017		Nov. 27, 2016		Nov. 26, 2017		Nov. 27, 2016
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$654.9	$234.9	$693.4	$227.4	$1,208.3	$403.4	$1,265.3	$404.0
Mark-to-market effects (b)	(4.5)	(1.6)	(29.1)	(10.7)	(6.3)	(2.3)	(12.5)	(4.6)
Restructuring charges (c)	2.2	—	41.8	11.5	19.7	5.9	114.3	35.7
Project-related costs (c)	4.2	1.5	11.1	4.0	5.4	1.8	24.9	9.0
Divestiture loss (d)	—	—	13.5	4.3	—	—	13.5	4.3
Tax adjustment (e)	—	(42.2)	—	—	—	(42.2)	—	—

As adjusted	$656.8	$192.6	$730.7	$236.5	$1,227.1	$366.6	$1,405.5	$448.4

Effective tax rate:
As reported		35.9%		32.8%		33.4%		31.9%
As adjusted		29.3%		32.4%		29.9%		31.9%

Sum of adjustment to income taxes		$(42.3)		$9.1		$(36.8)		$44.4

Average number of common shares - diluted EPS		580.3		599.7		583.6		606.0

Impact of income tax adjustments on diluted EPS excluding certain items affecting comparability		$(0.07)		$0.02		$(0.06)		$0.07

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 5.
(c)	See Note 4.
(d)	See Note 3.
(e)	See Note 7.

Free Cash Flow

We believe this measure provides useful information to investors because it is an important indication of our ability to generate cash. We define free cash flow as net cash provided by operating activities less purchases of land, buildings, and equipment. The calculation of free cash flow follows:

	Quarter Ended		Six-Month Period Ended
In Millions	Nov. 26, 2017	Nov. 27, 2016	Nov. 26, 2017	Nov. 27, 2016
Net cash provided by operating activities	$976.3	$707.9	$1,566.8	$1,078.7
Purchases of land, buildings, and equipment	(143.7)	(164.8)	(260.0)	(318.3)

Free cash flow	$832.6	$543.1	$1,306.8	$760.4